MILLINGTON, N.J., Aug. 21, 2008 -- MSB

Financial Corp. (Nasdaq:MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $612,000 for its fiscal year ended June 30, 2008 as compared to net income of $1.3 million for fiscal 2007. The decrease in net income was primarily attributable to the sale of the Bank’s former main office site in February 2007 which generated $1.0 million in pre-taxable income for the Company.

Total assets were $308.1 million at June 30, 2008, compared to $284.6 million at June 30, 2007 due primarily to a $20.8 million or 8.9% increase in loans receivable, net, with the most growth in one-to-four family real estate loans. Deposits were $225.4 million at June 30, 2008, compared to $211.1 million at June 30, 2007 an increase of $14.3 million or 6.8%. FHLB advances were $37.1 million at June 30, 2008, up from $27.9 million at June 30, 2007. Total shareholders’ equity at June 30, 2008 was $43.4 million compared to $43.3 million at June 30, 2007. This increase was primarily due to $612,000 in net income, partially offset by $609,000 in share repurchases under the Company’s stock repurchase plan.

Net interest income for fiscal 2008 was up $266,000 or 3.6% to $7.6 million for the year ended June 30, 2008 as compared to $7.3 million for the year ended June 30, 2007. The increase in net interest income was primarily due to a reduction in the average balance in borrowings, primarily offset by a decrease in the interest rate spread. The interest rate spread for fiscal 2008 was 2.21%, compared to 2.40% for fiscal 2007 mainly as a result of a 13 basis point drop in the average yield on interest-earning assets and a 6 basis point increase in the average cost of interest-bearing liabilities. Non-interest income decreased by $1.0 million to $568,000 for the year ended June 30, 2008 as compared to $1.6 million for the year ended June 30, 2007 due primarily to the gain on sale of the Bank’s former main office site in fiscal 2007. Non-interest expense increased by $350,000 or 5.2% to $7.1 million for the year ended June 30, 2008 as compared to $6.7 million for the year ended June 30, 2007, primarily due to the increase in expenses related to operating a public company. The return on average equity for fiscal 2008 was 1.39%, compared to 4.27% for fiscal 2007. The decrease in return on average equity for 2008 reflects the gain on sale of the Bank’s former main office site in fiscal 2007.

Given current market conditions, the Company’s asset quality remains strong primarily due to the lack of subprime loans in its loan portfolio and a stable investment portfolio.

Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to as number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

MSB FINANCIAL CORP.

(Dollars in Thousands, except per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:

	(Unaudited)
	At June 30,
	2008	2007	2006

Total assets	$308,058	$284,578	$270,184

Cash and cash equivalents	4,695	4,269	5,881

Loans receivable, net	254,290	233,498	218,321

Securities held to maturity	28,743	29,336	27,707

Deposits	225,371	211,118	194,755

Borrowed funds	37,068	27,889	54,181

Total stockholder's equity	43,396	43,346	19,491

Summary of Operations:

	(Unaudited)
	For the Year Ended June 30,
	2008	2007	2006

Total interest income	$16,626	$16,131	$14,117

Total interest expense	9,042	8,813	6,661

Net interest income	7,584	7,318	7,456

Provision for loan losses	135	5	60

Net interest income after provision
for loan losses	7,449	7,313	7,396

Noninterest income	568	1,579	603

Noninterest expense	7,090	6,740	5,763

Income before taxes	927	2,152	2,236

Income tax provision	315	820	834

Net income	$612	$1,332	$1,402

Net income per common share:
basic and diluted	$0.11	$0.32	$0.45

Weighted average number of shares	5,429,817	4,215,123	3,091,344
of common stock outstanding

	(Unaudited)
	At or For the Year Ended
	June 30,
	2008	2007
Performance Ratios:

Return on average assets (ratio of net income
to average total assets)	0.21%	0.47%

Return on average equity (ratio of net income
to average equity)	1.39	4.27

Net interest rate spread	2.21	2.40

Net interest margin on average interest-earning
assets	2.72	2.77

Average interest-earning assets to average
interest-bearing liabilities	115.73	111.07

Operating expense ratio (noninterest expenses
to average total assets)	2.40	2.40

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	86.97	75.76

Asset Quality Ratios:

Non-performing loans to total loans	2.00	0.97

Non-performing assets to total assets	1.68	0.83

Net charge-offs to average loans outstanding	0.01	0.00

Allowance for loan losses to non-performing loans	19.79	39.42

Allowance for loan losses to total loans	0.40	0.38

Capital Ratios:

Equity to total assets at end of period	14.09	15.23

Average equity to average assets	14.90	11.11

Number of Offices	4	4